UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2010

DIVERSIFIED RESTAURANT HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-53577	03-0606420
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27680 Franklin Road Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 223-9160

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2010, the Board of Directors (the “Board”) of Diversified Restaurant Holdings, Inc. (the “Company”) appointed David G. Burke to serve as Chief Financial Officer and Treasurer of the Company, effective immediately.

Mr. Burke, age 38, joins the Company from Federal-Mogul Corporation, a leading global supplier of powertrain and safety technologies in the automotive industry. Beginning in 2002, Mr. Burke held roles of increasing responsibility in finance, marketing and corporate development.

Mr. Burke has served as a member of the Company’s Board of Directors since the Company was organized in 2006. He has also served as Secretary of the Company since 2006 and Chairman of the Audit Committee since 2007. Mr. Burke has relinquished his roles as Secretary and Chairman and a member of the Audit Committee, but will continue to serve as a non-independent director.

There are no arrangements or understandings between Mr. Burke and any other person pursuant to which he was selected as an officer of the Company. Mr. Burke is not related to any executive officer or director of the Company.

Mr. Burke does not have any relationship and has not entered into any transaction that would be reportable under Item 404(a) of Regulation S-K.

Also on March 22, 2010, the Company’s Compensation Committee recommended that the Board set Mr. Burke’s annual base salary as Chief Financial Officer and Treasurer of the Company at $170,000.00 per year. The Board adopted the Committee’s recommendation, effective March 22, 2010.

The Company issued a press release regarding Mr. Burke’s appointment on March 22, 2010, a copy of which is attached hereto as Exhibit 99. This press release is being furnished to, as opposed to filed with, the Securities and Exchange Commission.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99 Press Release dated March 22, 2010.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED RESTAURANT HOLDINGS, INC.
Dated: March 26, 2010	By:	/s/ T. Michael Ansley

	Name:	T. Michael Ansley
	Title:	President

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